Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Synaptics Incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0118518

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2381 Bering Drive, San Jose, California	95131

(Address of Principal Executive Offices)	(Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: 333-56026

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class	Name of Each Exchange on Which

to be so Registered	Each Class is to be Registered

Common Stock, $0.001 par value	Nasdaq National Market

Item 1.       Description of Registrant’s Securities to be Registered.

                   The capital stock of Synaptics Incorporated (the “Company” or “Registrant”) to be registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”). The Common Stock will be listed on the Nasdaq National Market.

                   The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably dividends as may be declared by the Board of Directors out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution, or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The Common Stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

                   The Company’s Certificate of Incorporation and Delaware law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of stockholders. The Certificate of Incorporation also authorizes the Board of Directors, without stockholder approval, to issue one or more series of preferred stock from time to time and to determine the rights, preferences, privileges, and restrictions and fix the number of shares of any such series of preferred stock. The Board of Directors may authorize the issuance of preferred stock with voting and conversion rights that adversely affect or dilute the voting power or other rights of the holders of Common Stock. The Delaware General Corporation Law (the “Delaware GCL”) also imposes conditions on certain business combination transactions with “interested stockholders” summarized below.

                   The Company is subject to the provisions of Section 203 of the Delaware GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85 percent of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans), or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15 percent or more of the corporation’s voting stock. Section 203 defines a “business combination” to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                   The Company’s Certificate of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) authority of the Board of Directors to determine the exact number of directors, so long as such number is not fewer than three nor more than 15, and(b) the authority of the Board of Directors to fill vacancies on the Board of Directors.

Item 2.       Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant (1)

3.2	Bylaws of the Registrant (1)

4	Specimen of Stock Certificate representing shares of Common Stock, par value $0.001 per share, of the Registrant (1)

(1)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-56026).

SIGNATURE

                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 24, 2002	SYNAPTICS INCORPORATED

By: /s/ Francis F. Lee
Name: Francis F. Lee Title: President and Chief Executive Officer